Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2018 RESULTS

DALLAS--(BUSINESS WIRE)—February 25, 2019-- Kosmos Energy Ltd. (“Kosmos”) (NYSE: KOS) announced today financial and operating results for the fourth quarter of 2018. For the fourth quarter of 2018, the Company generated a net gain of $186 million, or $0.43 per diluted share as compared to net loss of $122 million or $0.31 per diluted share in the same period last year. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net loss(1) of $39.4 million or $0.09 per diluted share for the fourth quarter of 2018.

“2018 was a transformative year as Kosmos has evolved into a full cycle E&P Company,” said Andrew G. Inglis, chairman and chief executive officer. “We closed a strategic acquisition in the U.S. Gulf of Mexico, declared FID on our Tortue phase 1 development project and delivered more than $250 million in net cash flow which we used to support our strategic acquisition and buy back our shares thereby eliminating the shareholder dilution from the shares issued in connection with the acquisition. Kosmos organically replaced more than 130 percent of production on a net proved basis, marking the sixth consecutive year of greater than 100% of production replacement. Including acquisitions, the production replacement was greater than 450%, reflecting the DGE acquisition. Kosmos is now well-positioned to grow cash flow, proved reserves and production through a combination of exploitation, development, infrastructure-led exploration and basin opening exploration activities. Kosmos is stronger than ever and the confidence we have in the future prospects for the company is demonstrated by the initiation of a dividend for 2019, the first in the company's history.”

Fourth quarter 2018 revenues were $301.4 million versus $187.1 million in the same quarter of 2017, on sales of 5.1 million barrels of oil equivalent (boe) in 2018 as compared to 2.9 million barrels of oil equivalent in 2017. Fourth quarter 2018 revenues exclude $29.8 million of derivative payment settlements. Realized oil revenues, including the impact of the Company’s hedging program, was $56.80 per barrel in the fourth quarter of 2018. At quarter end, the Company was in a net underlift position of approximately 0.1 million barrels of oil.

Production expense for the fourth quarter was $73.1 million, or $14.39 per boe, versus $46.2 million, or $15.75 per boe, in the fourth quarter of 2017. Absolute production expense increased in the fourth quarter of 2018 compared to the same quarter a year ago primarily because 2018 included a full quarter of the Deep Gulf Energy (DGE) acquisition. However, on a per barrel basis costs decreased over 8%.

Exploration expenses totaled $55 million for the fourth quarter, comparable to $53 million in the same period of 2017.

Depletion and depreciation expense for the quarter was $121 million, or $23.88 per boe, down 6% from $25.35 per boe in the fourth quarter of 2017, primarily driven by the mix of cargos.

General and administrative expenses were $35 million during the fourth quarter, compared to $18 million in the prior year quarter. This amount includes approximately $26 million in cash expense and $9 million in non-cash equity based compensation expense. The increase was driven by the inclusion of DGE in the fourth quarter 2018.

Fourth quarter results included a mark-to-market gain of $268 million related to the Company’s oil derivative contracts. At December 31, 2018, the Company’s hedging position had a total commodity net asset value of approximately $30.7 million. As of the quarter end and including recently executed hedges, Kosmos has approximately 18 million barrels of oil hedged covering 2019 through 2020 including Brent, WTI and LLS based hedges.

Gain on our equity method investments, net during the fourth quarter was approximately $13 million and relates primarily to Kosmos' 50 percent ownership of our equity method investment in Kosmos Trident International Petroleum Inc. (KTIPI), which held our interests in Equatorial Guinea. Under the equity method of accounting, Kosmos only recognizes its share of the adjusted net income of KTIPI, including basis difference amortization, which is recorded in the (Gain) loss on equity method investments, net in the consolidated statement of operations. Effective as of January 1, 2019, our outstanding shares in KTIPI were transferred to Trident in exchange for a 40.375% direct interest in the Ceiba Field and Okume Complex. As a result, our interest in the Ceiba Field and Okume Complex will no longer be accounted for under the equity method of accounting.

Total capital expenditures in the fourth quarter were $121 million. Full year capital expenditures totaled $385 million, excluding DGE acquisition costs.

In December 2018, Kosmos exercised $200 million of the reserve-based lending facility (RBL) accordion. As a result, the borrowing availability has been increased to $1.7 billion. Including the additional capacity exercised in December 2018, Kosmos exited the fourth quarter of 2018 with approximately $0.6 billion of liquidity and $1.99 billion of net debt.

OPERATIONAL UPDATE

Year-End 2018 Reserves

The Company’s proved net reserves at the end of 2018 were 167 million barrels of oil equivalent (MMBoe), including 90 MMBoe of net reserves in Ghana, 26 MMBoe of reserves in Equatorial Guinea and 51 MMBoe of reserves in the U.S. Gulf of Mexico. These volumes also include natural gas reserves of approximately 10 MMBoe, which represent the gas anticipated to be used for power generation on the Jubilee and TEN FPSO vessels and Ceiba/Okume complex, as well as gas sales from the TEN fields.

In Ghana, Kosmos replaced 102 percent of production, on a net proved basis. In Equatorial Guinea, Kosmos replaced 205 percent of production on a net proved basis. Combining Ghana and Equatorial Guinea, Kosmos replaced 138 percent of production on a net proved basis, the sixth consecutive year with production replacement of greater than 100 percent. Including acquisitions, the company wide production replacement ratio was 460%, reflecting the DGE acquisition. The Company’s reported reserves are prepared by Ryder Scott Company, L.P., an independent reserve engineering firm.

Ghana

During the fourth quarter of 2018, gross sales volumes from Ghana averaged approximately 151,000 barrels of oil per day (bopd), including volumes from the Jubilee and TEN fields which averaged approximately 85,500 bopd and 65,500 bopd, respectively. For the full year, gross volumes from the Jubilee and TEN fields averaged approximately 78,000 bopd and 64,500 bopd, respectively.

Throughout 2018 the Jubilee FPSO turret remediation project made significant progress. Kosmos and its partners completed the lifting and locking of the main turret bearing, and the rotation of the vessel to its final heading in the second half of 2018. Permanent spread mooring of the vessel is expected to be completed around mid-year 2019. Work continues on the CALM buoy which is estimated to be complete in 2020.

Drilling resumed in the first quarter of 2018 with the ITLOS ruling resolved. A second rig, which arrived in Ghana in September 2018, is being used for drilling operations, with the first rig set up for a continuous completion program. Taking advantage of low rig rates in the current environment is expected to accelerate the addition of new wells in Ghana, increasing production towards FPSO capacity.

Equatorial Guinea

Gross production in Equatorial Guinea averaged approximately 44,100 bopd for the year ended December 31, 2018. Through December 2018, Kosmos has received approximately $258 million in dividends from the Kosmos-Trident joint venture (over 100 percent of the $231 million purchase price), which equates to a payback of less than one year.

In June 2018, we completed a farm-in agreement with a subsidiary of Ophir Energy plc ("Ophir") for Block EG-24, offshore Equatorial Guinea, whereby we acquired a 40% non-operated participating interest. The first exploration period work program includes a 3,000 square kilometer 3D seismic acquisition requirement which was completed in November 2018. In January 2019, we agreed to acquire Ophir's remaining interest in the block and operatorship, which will result in Kosmos owning an 80% interest in Block EG-24, subject to customary governmental approvals.

In November 2018, we completed a 3D seismic survey of approximately 9,500 square kilometers over blocks EG-21, EG-24, S and W offshore Equatorial Guinea, and approximately 200 square kilometers over Block G. The seismic will be processed with the objective of high grading prospects for drilling with the first well anticipated in the second half of 2019.

Effective January 1, 2019, our outstanding shares in KTIPI were transferred to Trident in exchange for a 40.375% direct interest in the Ceiba Field and Okume Complex. As a result, our interest in the Ceiba Field and Okume Complex will no longer be accounted for under the equity method of accounting.

U.S. Gulf of Mexico

In September 2018, we completed the acquisition of DGE, a deepwater company operating in the U.S. Gulf of Mexico, from First Reserve Corporation and other shareholders for a total consideration of $1.275 billion, comprised of $952.6 million in cash, $307.9 million in Kosmos common stock and $14.9 million of transaction related costs. We funded the cash portion of the purchase price using cash on hand and drawings under our existing credit facilities. With the DGE transaction, Kosmos has added a highly experienced management team together with a portfolio of producing assets and infrastructure-led exploration growth assets.

During the third quarter of 2018, Kosmos expanded its inventory as one of the most active participants in U.S. Gulf of Mexico Lease Sale 251 in which we were awarded seven new deepwater blocks. As part of the Company’s strategy to expand its position in the U.S. Gulf of Mexico, Kosmos also incurred approximately $50 million of exploration expense to acquire seismic over new prospective areas and to re-license seismic over existing fields during the third quarter.

U.S. Gulf of Mexico production during the period from transaction close until the end of 2018 averaged approximately 23,700 boe per day (net) (~81% oil).

During the first quarter of 2019, Kosmos expanded its relationship with BP to grow Kosmos’ footprint in the deepwater U.S. Gulf of Mexico. The transaction includes the evaluation of 18 jointly owned leases in the Garden Banks area and an opportunity to earn an interest in three additional blocks in other areas of the deepwater U.S. Gulf of Mexico. This agreement will allow both companies to leverage complementary skill sets to execute farm-in projects around existing infrastructure. Kosmos will be designated operator and plans to commence drilling operations on the first well in 2019.

Also, during the first quarter of 2019, Kosmos executed a farm-in agreement with Chevron covering the right to earn an interest in a strategic block in the deepwater U.S. Gulf of Mexico. This agreement allows Kosmos further opportunity to execute its deepwater U.S. Gulf of Mexico strategy of lower risk prospects with the potential for subsea development near existing midstream infrastructure. Kosmos will be designated operator and plans to commence drilling operations on the first well in 2019.

Greater Tortue Ahmeyim Project Achieves FID for Phase 1

In December 2018, Kosmos and its partners announced that a final investment decision for Phase 1 of the Greater Tortue Ahmeyim project has been agreed. The Greater Tortue Ahmeyim project will produce gas from a deepwater subsea system to a FLNG facility at a nearshore hub located on the Mauritania and Senegal maritime border. The FLNG facility for Phase 1 is expected to deliver approximately 2.5 million tons per annum on average. The full project will provide 10 million tons per annum of LNG for global export, as well as make gas available for domestic use in both Mauritania and Senegal. First gas for the project is expected in the first half of 2022. Following a competitive tender process, BP Gas Marketing has been selected as the buyer for the LNG offtake of all partners for Greater Tortue Ahmeyim Phase 1.

Portfolio Additions

In September 2018, we acquired a 45% non-operated participating interest in PEL 39 offshore Namibia from Shell Exploration Company B.V. The block covers an area of approximately 12,000 square kilometers in water depths ranging from 250 to 3,000 meters. In January 2019, we completed a 3D seismic survey covering approximately 6,000 square kilometers. Processing of this data is currently underway. We are compiling an inventory of prospects on the license while integrating the new 3D seismic data in our geological evaluation during 2019 with a view to drilling as early as 2020.

(1)	A Non-GAAP measure, see attached reconciliation of adjusted net income.

Conference Call and Webcast Information

Kosmos will host a Capital Markets day webcast with accompanying slides to discuss the company's activity today at 8:00 a.m. Central time (9:00 a.m. Eastern time). A live webcast of the event and slides can be accessed on the Investors page of Kosmos’ website at investors.kosmosenergy.com. The dial-in telephone number for the call is 1-866-796-1566. Callers in the UK should dial 0800 368 1057. Other callers outside the United States should dial +44-203-059-5868. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a full-cycle deepwater independent oil and gas exploration and production company focused along the Atlantic Margins. Our key assets include production offshore Ghana, Equatorial Guinea and U.S. Gulf of Mexico, as well as a world-class gas development offshore Mauritania and Senegal. We also maintain a sustainable exploration program balanced between proven basin infrastructure-led exploration (Equatorial Guinea and U.S. Gulf of Mexico), emerging basins (Mauritania, Senegal and Suriname) and frontier basins (Cote d'Ivoire, Namibia and Sao Tome and Principe). Kosmos is listed on the New York Stock Exchange and London Stock Exchange and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos 2017 Corporate Responsibility Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss) and Adjusted net income (loss) per share are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity‑based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Facility EBITDAX definition includes 50% of the EBITDAX adjustments of Kosmos-Trident International Petroleum Inc. The Company defines adjusted net income (loss) as net income (loss) after adjusting for the impact of certain non-cash and non-recurring items, including non-cash changes in the fair value of derivative instruments, cash settlements on commodity derivatives, gain on sale of assets, and other similar non-cash and non-recurring charges, and then the non-cash and related tax impacts in the same period.

We believe that EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. Because EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share excludes some, but not all, items that affect net income, these measures as presented by us may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues and other income:
Oil and gas revenue	$301,446	$187,104	$886,666	$578,139
Gain on sale of assets	—	—	7,666	—
Other income, net	8,054	—	8,037	58,697
Total revenues and other income	309,500	187,104	902,369	636,836

Costs and expenses:
Oil and gas production	73,066	46,173	224,727	126,850
Facilities insurance modifications, net	(14,857)	514	6,955	(820)
Exploration expenses	54,580	53,371	301,492	216,050
General and administrative	34,513	17,747	99,856	68,302
Depletion and depreciation	121,228	74,294	329,835	255,203
Interest and other financing costs, net	33,063	22,866	101,176	77,595
Derivatives, net	(267,537)	96,372	(31,430)	59,968
(Gain) loss on equity method investments, net	(13,244)	(4,978)	(72,881)	6,252
Other expenses, net	1,663	2,288	(6,501)	5,291
Total costs and expenses	22,475	308,647	953,229	814,691

Income (loss) before income taxes	287,025	(121,543)	(50,860)	(177,855)
Income tax expense	101,460	536	43,131	44,937
Net income (loss)	$185,565	$(122,079)	$(93,991)	$(222,792)

Net income (loss) per share:
Basic	$0.44	$(0.31)	$(0.23)	$(0.57)
Diluted	$0.43	$(0.31)	$(0.23)	$(0.57)

Weighted average number of shares used to compute net income (loss) per share:
Basic	421,067	389,149	404,585	388,375
Diluted	426,826	389,149	404,585	388,375

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	December 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$173,515	$233,412
Receivables, net	140,006	160,961
Other current assets	196,179	139,229
Total current assets	509,700	533,602

Property and equipment, net	3,459,701	2,317,828
Other non-current assets	118,788	341,173
Total assets	$4,088,189	$3,192,603

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$176,540	$141,787
Accrued liabilities	195,596	219,412
Other current liabilities	12,172	67,531
Total current liabilities	384,308	428,730

Long-term liabilities:
Long-term debt, net	2,120,547	1,282,797
Deferred tax liabilities	477,179	476,548
Other non-current liabilities	164,677	107,416
Total long-term liabilities	2,762,403	1,866,761

Total shareholders’ equity	941,478	897,112
Total liabilities and shareholders’ equity	$4,088,189	$3,192,603

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Operating activities:
Net income (loss)	$185,565	$(122,079)	$(93,991)	$(222,792)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	123,538	76,844	339,214	265,407
Deferred income taxes	93,240	(23,315)	9,145	9,505
Unsuccessful well costs	8,251	18,686	123,199	43,201
Change in fair value of derivatives	(262,017)	97,746	(29,960)	71,822
Cash settlements on derivatives, net(1)	(35,237)	613	(137,942)	25,888
Equity-based compensation	9,255	9,968	35,230	39,913
Gain on sale of assets	—	—	(7,666)	—
Loss on extinguishment of debt	—	—	4,324	—
Loss on equity method investment, net / (Undistributed equity in earnings)	(5,280)	(4,978)	(45)	6,252
Other	1,628	2,540	2,865	5,952
Changes in assets and liabilities:
Net changes in working capital	51,301	86,180	16,118	(8,531)
Net cash provided by operating activities	170,244	142,205	260,491	236,617

Investing activities
Oil and gas assets	(64,501)	(39,783)	(213,806)	(140,495)
Other property	(4,375)	(1,219)	(7,935)	(2,858)
Acquisition of oil and gas properties, net of cash acquired	—	—	(961,764)	—
Equity method investment	—	(231,280)	—	(231,280)
Return of investment from KTIPI	42,036	—	184,664	—
Proceeds on sale of assets	—	—	13,703	222,068
Net cash used in investing activities	(26,840)	(272,282)	(985,138)	(152,565)

Financing activities:
Borrowings on long-term debt	175,000	200,000	1,175,000	200,000
Payments on long-term debt	(150,000)	—	(325,000)	(250,000)
Purchase of treasury stock	(188,356)	(78)	(206,051)	(2,194)
Deferred financing costs	(1,927)	(67)	(38,672)	(67)
Net cash provided by (used in) financing activities	(165,283)	199,855	605,277	(52,261)

Net increase (decrease) in cash, cash equivalents and restricted cash	(21,879)	69,778	(119,370)	31,791
Cash, cash equivalents and restricted cash at beginning of period	207,495	235,208	304,986	273,195
Cash, cash equivalents and restricted cash at end of period	$185,616	$304,986	$185,616	$304,986

(1)
Cash settlements on commodity hedges were $29.8 million and $(2.3) million for the three months ended December 31, 2018 and 2017, respectively, and $(137.1) million and $38.7 million for the years ended December 31, 2018 and 2017.

Kosmos Energy Ltd.
Equity Method Investment
(In thousands, unaudited)

	Three months ended	Year ended	Period November 28, 2017 through
	December 31, 2018	December 31, 2018	December 31, 2018
Revenues and other income:
Oil and gas revenue	$121,141	$721,299	$54,615
Other income	(521)	(477)	294
Total revenues and other income	120,620	720,822	54,909

Costs and expenses:
Oil and gas production	32,319	147,685	15,509
Depletion and depreciation	17,988	126,983	10,738
Other expenses, net	639	429	(19)
Total costs and expenses	50,946	275,097	26,228

Income before income taxes	69,674	445,725	28,681
Income tax expense	22,933	156,981	6,588
Net income	$46,741	$288,744	$22,093

Kosmos' share of net income	$23,371	$144,372	$11,046
Basis difference amortization(1)	10,127	71,491	5,812
Equity in earnings - KTIPI	$13,244	$72,881	$5,234

(1)
The basis difference, which is associated with oil and gas properties and subject to amortization, has been allocated to the Ceiba Field and Okume Complex. We amortize the basis difference using the unit-of-production method.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2018			December 31, 2017
	Kosmos	Equatorial Guinea (Equity Method)(1)	Total	Kosmos	Equatorial Guinea (Equity Method)(2)	Total
Net income (loss)	$185,565	$13,244	$198,809	$(122,079)	$5,234	$(116,845)
Exploration expenses	54,580	352	54,932	53,371	—	53,371
Facilities insurance modifications, net	(14,857)	—	(14,857)	514	—	514
Depletion and depreciation	121,228	19,120	140,348	74,294	11,181	85,475
Equity-based compensation	9,255	—	9,255	9,968	—	9,968
Derivatives, net	(267,537)	—	(267,537)	96,372	—	96,372
Cash settlements on commodity derivatives	(29,794)	—	(29,794)	2,311	—	2,311
Inventory impairment and other	295	—	295	820	—	820
Disputed charges and related costs	(32)	—	(32)	1,702	—	1,702
Loss on equity method investment - KBSL	—	—	—	256	—	256
Gain on equity method investment - KTIPI	(13,244)	—	(13,244)	(5,234)	—	(5,234)
Interest and other financing costs, net	33,063	—	33,063	22,866	—	22,866
Income tax expense	101,460	11,467	112,927	536	3,294	3,830
EBITDAX	$179,982	$44,183	$224,165	$135,697	$19,709	$155,406

	Year ended			Year Ended
	December 31, 2018			December 31, 2017
	Kosmos	Equatorial Guinea (Equity Method)(1)	Total	Kosmos	Equatorial Guinea (Equity Method)(2)	Total
Net income (loss)	$(93,991)	$72,881	$(21,110)	$(222,792)	$5,234	$(217,558)
Exploration expenses	301,492	352	301,844	216,050	—	216,050
Facilities insurance modifications, net	6,955	—	6,955	(820)	—	(820)
Depletion and depreciation	329,835	134,982	464,817	255,203	11,181	266,384
Equity-based compensation	35,230	—	35,230	39,913	—	39,913
Derivatives, net	(31,430)	—	(31,430)	59,968	—	59,968
Cash settlements on commodity derivatives	(137,053)	—	(137,053)	38,737	—	38,737
Inventory impairment and other	288	—	288	403	—	403
Disputed charges and related costs	(9,753)	—	(9,753)	4,962	—	4,962
Gain on sale of assets	(7,666)	—	(7,666)	—	—	—
Loss on equity method investment - KBSL	—	—	—	11,486	—	11,486
Gain on equity method investment - KTIPI	(72,881)	—	(72,881)	(5,234)	—	(5,234)
Interest and other financing costs, net	101,176	—	101,176	77,595	—	77,595
Income tax expense	43,131	78,491	121,622	44,937	3,294	48,231
EBITDAX	$465,333	$286,706	$752,039	$520,408	$19,709	$540,117

(1)
For the three months and year ended December 31, 2018, we have presented separately our 50% share of the results from operations and amortization of our basis difference for the Equatorial Guinea investment, as we account for such investment under the equity method.

(2)
For the three months and year ended December 31, 2017 we have presented separately our 50% share of the results from operations and amortization of our basis difference for the Equatorial Guinea investment from the date of acquisition, November 28, 2017 through December 31, 2017 as we account for such investment under the equity method.

Adjusted Net Income
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income (loss)	$185,565	$(122,079)	$(93,991)	$(222,792)

Derivatives, net	(267,537)	96,372	(31,430)	59,968
Cash settlements on commodity derivatives	(29,794)	2,311	(137,053)	38,737
Gain on sale of assets	—	—	(7,666)	—
Facilities insurance modifications, net	(14,857)	514	6,955	(820)
Inventory impairment and other	295	820	288	403
Disputed charges and related costs	(32)	1,702	(9,753)	4,962
Impairment of suspended well costs	—	—	57,772	—
Gain on exit of Essaouira	(8,043)	—	(8,043)	—
Loss on extinguishment of debt	—	—	4,324	—
Loss on equity method investments, net	—	256	—	11,486
Total selected items before tax	(319,968)	101,975	(124,606)	114,736

Income tax expense on adjustments(1)	94,977	(34,539)	29,653	(34,547)
Impact of U.S. tax law change	—	16,721	—	16,721
Adjusted net loss	$(39,426)	$(37,922)	$(188,944)	$(125,882)

Net income (loss) per diluted share	$0.43	$(0.31)	$(0.23)	$(0.57)

Derivatives, net	(0.62)	0.25	(0.08)	0.15
Cash settlements on commodity derivatives	(0.07)	0.01	(0.34)	0.10
Gain on sale of assets	—	—	(0.02)	—
Facilities insurance modifications, net	(0.03)	—	0.02	—
Inventory impairment and other	—	—	—	—
Disputed charges and related costs	—	—	(0.02)	0.01
Impairment of suspended well costs	—	—	0.14	—
Gain on exit of Essaouira	(0.02)	—	(0.02)	—
Loss on extinguishment of debt	—	—	0.01	—
Loss on equity method investments, net	—	—	—	0.03
Total selected items before tax	(0.74)	0.26	(0.31)	0.29

Income tax expense on adjustments(1)	0.22	(0.09)	0.07	(0.09)
Impact of U.S. tax law change	—	0.04	—	0.04
Adjusted net loss per diluted share	$(0.09)	$(0.10)	$(0.47)	$(0.33)

Weighted average number of diluted shares	426,826	389,149	404,585	388,375

(1)	Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S. and Ghana are 21% and 35%, respectively.

Operational Summary(1)
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net Volume Sold
Oil (MMBbl)
Kosmos	4.596	2.931	12.673	10.761
Equity method investment - Equatorial Guinea	0.950	0.405	5.228	0.405
Total Oil (MMBbl)	5.546	3.336	17.901	11.166
Gas (MMcf)	1.959	—	2.268	—
NGL (MMBbl)	0.154	—	0.179	—
Total (MMBoe)	6.027	3.336	18.458	11.166

Revenue
Oil sales:
Kosmos	$290,856	$187,104	$874,382	$578,139
Equity method investment - Equatorial Guinea	60,570	27,307	360,649	27,307
Total Oil sales	351,426	214,411	1,235,031	605,446
Gas sales	6,126	—	7,101	—
NGL sales	4,464	—	5,183	—
Total sales	362,016	214,411	1,247,315	605,446
Cash settlements on commodity derivatives	(29,794)	2,311	(137,053)	38,737
Realized revenue	$332,222	$216,722	$1,110,262	$644,183

Oil and Gas Production Costs
Kosmos	$73,066	$46,173	$224,727	$126,850
Equity method investment - Equatorial Guinea	16,160	7,755	73,843	7,755
Total oil and gas production costs	$89,226	$53,928	$298,570	$134,605

Oil sales per Bbl:
Kosmos	$63.28	$63.84	$69.00	$53.73
Equity method investment - Equatorial Guinea	63.76	67.42	68.98	67.42
Total Oil sales per Bbl	63.37	64.27	68.99	54.22
Gas sales per Mcf	3.13	—	3.13	—
NGL sales per Bbl	28.91	—	29.00	—
Total sales per Boe	60.06	64.27	67.58	54.22
Cash settlements on commodity derivatives per oil Bbl(2)	(6.48)	0.79	(10.81)	3.60
Realized revenue per Boe(3)	55.12	64.96	60.15	57.69

Oil and gas production costs per Boe:
Kosmos	$14.39	$15.75	$16.99	$11.78
Equity method investment - Equatorial Guinea	17.01	$19.15	14.12	$19.15
Total oil and gas production costs	14.80	16.17	16.18	12.05

(1)
For the three and years months December 31, 2018, we have presented separately our 50% share of the results from operations for the Equatorial Guinea investment, as we account for such investment under the equity method.

(2)	Cash settlements on commodity derivatives are only related to Kosmos and are calculated on a per barrel basis using Kosmos's Net Oil Volumes Sold.

(3)
Realized revenue includes revenue from Kosmos, Equatorial Guinea (equity method investment), and Cash settlements on commodity derivatives; on a per Boe basis realized revenue is calculated using the total Net Volume Sold from both Kosmos and Equatorial Guinea (equity method investment).

Ghana was underlifted by approximately 137 thousand barrels as of December 31, 2018.

Hedging Summary
As of December 31, 2018(1)
(Unaudited)

			Weighted Average Price per Bbl
	Index	MBbl	Floor(2)	Sold Put	Ceiling	Call
2019:
Three-way collars	Dated Brent	10,500	$53.33	$43.81	$73.58	$—
Swaps	NYMEX WTI	1,747	52.31	—	—	—
Collars	NYMEX WTI	339	57.77	—	63.70	—
Collars	Argus LLS	1,000	60.00	—	88.75	—
2020:
Three-way collars	Dated Brent	4,000	$57.50	$45.00	$82.77	$—

(1)	Please see the Company’s filed 10-Q for full disclosure on hedging material. Includes hedging position as of December 31, 2018 and hedges added since quarter-end.

(2)	“Floor” represents floor price for collars or swaps and strike price for purchased puts.

Note: Excludes 0.9 MMBbls of sold (short) calls with a strike price of $80.00 per Bbl in 2019 and 8.0 MMBbls of sold (short) calls with a strike price of $85.00 per Bbl in 2020.

2019 Guidance

	1Q 2019	FY 2019

Production(1,2)	58,000 - 60,000 boe per day	69,000 - 73,000 boe per day

Opex	$14.00 - $16.00 per boe	$12.00 - $15.00 per boe

DD&A	$22.00 - $25.00 per boe	$22.00 - $25.00 per boe

G&A(3)	$32 - $35 million	$115 - $125 million

Exploration Expense	~$30 million average per quarter

Net Interest	$35 - $37 million per quarter

Tax	$3.00 - $5.00 per boe

Capex	$425 - $475 million in FY 2019

Note: Ghana/EG revenue calculated by number of cargos.

(1)	1Q 2019 cargo forecast - Ghana: 2 cargos / Equatorial Guinea 1.5 cargos. FY 2019 Ghana: 13 cargos / Equatorial Guinea 5.5 cargos. Average cargo sizes 950,000 barrels of oil.

(2)	U.S. Gulf of Mexico production: 1Q 2019 - 16,000-18,000 boe per day / FY 2019 22,000-24,000 boe per day. Oil/Gas/NGL split for 2019: U.S. Gulf of Mexico: 80%/12%/8%.

(3)	G&A - Approximately 70% cash.

Source: Kosmos Energy Ltd.

Investor Relations
Jamie Buckland
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jbuckland@kosmosenergy.com

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rwilliams@kosmosenergy.com

Media Relations
Thomas Golembeski
+1-214-445-9674
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